Exhibit(n)(1)(f)

Amended and Restated Multiple Class Plan
Pursuant to Rule 18f-3
for
Pacific Funds

     WHEREAS, Pacific Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

     WHEREAS, shares of beneficial interest of the Trust may be divided into series listed on Schedule A hereto (each a “Fund”, collectively the “Funds”), which Schedule can be amended to add or remove series by an amended schedule signed on behalf of the Trust, and the shares of each series may, under the Trust’s Declaration of Trust, be divided into classes;

     WHEREAS, the Trust desires to adopt a multiple class plan pursuant to Rule 18f-3 under the Act (the “Plan”) with respect to each of the Funds; and

     WHEREAS, pursuant to a distribution agreement dated June 13, 2001, the Trust on behalf of each Fund employs Pacific Select Distributors, Inc. (the “Distributor”) as distributor of the securities of which it is the issuer.

     NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

     1. Features of the Classes. Each of the Funds may issue its shares of beneficial interest in three classes, “Class A shares,” “Class B shares,” and “Class C shares,” and the PF Portfolio Optimization Model A Fund, PF Portfolio Optimization Model B Fund, PF Portfolio Optimization Model C Fund, PF Portfolio Optimization Model D Fund and PF Portfolio Optimization Model E Fund (each a “Portfolio Optimization Fund” and collectively, the “Portfolio Optimization Funds”) may also issue shares in an additional class of shares called “Class R shares.” Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution and/or servicing arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B, Class C, and Class R shares shall have the features described in sections 2, 5 and 6 below.

     2. Sales Charge Structure.

     (a) Class A Shares. Class A shares of a Fund shall be offered at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, and shall be subject to waiver or reductions for larger purchases and such waivers or reductions as are disclosed in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, and as permitted by Rule 22d-1 under the Act. Class A shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed when the front-end sales charge was waived on the purchase of shares and those shares are redeemed within a certain period of time from date of purchase and/or in such other cases as is disclosed in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, subject to the supervision of the Trust’s Board of Trustees.

     (b) Class B Shares. Class B shares of a Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge in such amount as is described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, shall be imposed on Class B shares, subject to such waivers or reductions as are described in the Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time and as permitted by Rule 22d-1 under the Act, subject to the supervision of the Board of Trustees.

     (c) Class C Shares. Class C shares of a Fund shall be offered at the then-current net asset value. A contingent deferred sales charge in such amount as is described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, shall be imposed on Class C shares, subject to such waivers or reductions as are described in the Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time and as permitted by Rule 22d-1 under the Act, subject to the supervision of the Board of Trustees.

     (d) Class R Shares. Class R shares of each Portfolio Optimization Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class R shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed when shares are redeemed within a certain period of time from date of purchase and/or in such other cases as is disclosed in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time, subject to the supervision of the Trust’s Board of Trustees.

     3. Distribution and Service Plans. Each class of shares of each Fund, except with respect to the PF Pacific Life Money Market Fund effective July 1, 2005, has adopted a Distribution and Service Plan pursuant to Rule 12b-1 under the Act, each with the following terms:

     (a) Class A Shares. Class A shares of each Fund may pay the Distributor a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class A shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class A shares for service activities (as defined in paragraph (f) below), as designated by the Distributor and as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time. The Distributor, on behalf of Class A shares of each Fund, may pay authorized dealers a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class A shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class A shares for service activities (as defined in paragraph (f) below) rendered to Class A shareholders, as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

     (b) Class B Shares. Class B shares of each Fund may pay the Distributor a fee of up to 0.75% per annum of the average daily net assets of the Fund’s Class B shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class B shares for service activities (as defined in paragraph (f) below), as designated by the Distributor and as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time. The Distributor, on behalf of Class B shares of each Fund, may pay authorized dealers a fee of up to 0.75% per annum of the average daily net assets of the Fund’s Class B shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class B shares for service activities (as defined in paragraph (f) below) rendered to Class B shareholders, as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

     (c) Class C Shares. Class C shares of each Fund may pay the Distributor a fee of up to 0.75% per annum of the average daily net assets of the Fund’s Class C shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class C shares for service activities (as defined in paragraph (f) below), as designated by the Distributor and as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time. The Distributor, on behalf of Class C shares of each Fund, may pay authorized dealers a fee of up to 0.75% per annum of the average daily net assets of the Fund’s Class C shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class C shares for service activities (as defined in paragraph (f) below) rendered to Class C shareholders, as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

     (d) Class R Shares. Class R shares of each Portfolio Optimization Fund may pay the Distributor a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class R shares for distribution services (as defined in paragraph (f) below), and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class R shares for service activities (as defined in paragraph (f) below), as designated by the Distributor and as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time. The Distributor, on behalf of Class R shares of each Portfolio Optimization Fund, may pay authorized dealers a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class R shares for distribution services (as defined in paragraph (f) below) and a fee of up to 0.25% per annum of the average daily net assets of the Fund’s Class A shares for service activities (as defined in paragraph (f) below) rendered to Class R shareholders, as described in a Fund’s current prospectus and statement of additional information, as may be amended or supplemented from time to time.

     (e) Service Plan. The Board of Trustees of the PF Pacific Life Money Market Fund (the “Money Market Fund”) have adopted a Service Plan, effective July 1, 2005. Effective July 1, 2005, Class B and C shares will no longer be offered for the Money Market Fund. Under the Service Plan, Class A shares of the Money Market Fund may pay the Distributor a fee of up to 0.25% per annum of the average daily net assets of the Money Market Fund’s Class A shares for service activities (as defined in paragraph (f) below), as designated by the Distributor and as described in the Trust’s current prospectus and statement of additional information, as may be amended or supplemented from time to time. The Distributor, on behalf of Class A shares of the Money Market Fund, may pay authorized dealers a fee of up to 0.25% per annum of the average daily net assets of the Class A shares of the Money Market Fund for service activities (as defined in paragraph (f) below) rendered to Class A shareholders of the Money Market Fund, as described in the Trust’s current prospectus(es) and statement(s) of additional information, as may be amended or supplemented from time to time.

     (f) Distribution Services and Service Activities.

     (i) As used herein, the term “distribution services” shall include services rendered by the Distributor as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of the Distributor, to other broker-dealers and other financial institutions that have entered into an authorized dealer agreement with the Distributor, compensation to and expenses of employees of the Distributor who engage in or support distribution of the Funds’ shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

     (ii) As used herein, the term “service activities” shall mean activities in connection with the provision of personal, continuing services to investors in each Fund (including transfer agent and subtransfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners). Overhead and other expenses of the Distributor related to its “service activities,” including telephone and other communications expenses (including maintenance of websites through which shareholders can obtain information about Pacific Funds and their accounts), may be included in the amounts expended for such activities.

     4. Allocation of Income and Expenses.

     (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

          (1) Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

          (2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

     (b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) state notice registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if the Trust’s president or principal financial officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the “Code”).

     Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

     The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) under the Act, provided that a majority of the Trustees, including a majority of those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, determine that the method is fair to shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

     5. Exchange Privileges. Except with respect to the Money Market Fund effective July 1, 2005, shares of one class of a Fund may be exchanged for shares of that same class of any other Fund at net asset value without payment of any additional sales charge, and in such other manner as described in the Trust’s current prospectus(es) and statement(s) of additional information, as may be amended or supplemented from time to time. The Trust may in the future impose a transactional fee for exchanges upon approval by the Board of Trustees, which would be charged against the amount a shareholder exchanges. If a shareholder exchanges and subsequently redeems his or her shares, any applicable contingent deferred sales charge fee will be based on the original purchase date(s) of shares exchanged. The share exchange privilege shall be administered as described in the Trust’s current prospectus(es) and statement(s) of additional information, as may be amended or supplemented from time to time.

     With respect to the Money Market Fund, effective July 1, 2005 Class A shares may be exchanged for Class A, B, or C shares of other Pacific Funds. Conversely, Class A, B, or C shares of other Pacific Funds may be exchanged for Class A shares of the Money Market Fund. There is no front-end sales charge on shares initially invested in Class A shares of the Money Market Fund. For assets initially invested in the Money Market Fund, the front-end sales charge, if applicable, will be charged when shares are exchanged into Class A shares of another Fund. For assets initially invested in the Money Market Fund, the CDSC period will begin when the shares are exchanged into Class B or C shares of another Fund.

     6. Conversion Features. A shareholder’s Class B shares will automatically convert to Class A shares in the Fund on the first business day of the month in which the eighth anniversary of the issuance of the Class B shares occurs, together with a pro rata portion of all Class B shares representing dividends and other distributions paid in additional Class B shares, The conversion of Class B shares into Class A shares may be suspended or discontinued by the Board of Trustees in the event that counsel to the Trust determines that, in light of applicable law or regulation, there is a significant risk that such conversion would be a taxable event to converting shareholders. The Class B shares so converted will no longer be subject to the higher expenses borne by Class B shares. The conversion will be effected at the relative net asset values per share of the two classes.

     7. Quarterly and Annual Reports. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

     8. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any adviser to the Trust, by the Trust’s Distributor or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees, provided such waiver is consistent with applicable requirements under the Act and the Code.

     10. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     11. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in section 10 of this Plan.

     12. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

Effective June 8, 2005

SCHEDULE A

PF AIM Blue Chip Fund
PF AIM Aggressive Growth Fund
PF Goldman Sachs Short Duration Bond Fund
PF Janus Growth LT Fund
PF Lazard Mid-Cap Value Fund
PF Lazard International Value Fund
PF MFS International Large-Cap Fund
PF PIMCO Managed Bond Fund
PF PIMCO Inflation Managed Fund
PF Pacific Life Money Market Fund
PF Salomon Brothers Large-Cap Value Fund
PF Van Kampen Comstock Fund
PF Van Kampen Mid-Cap Growth Fund
PF Van Kampen Real Estate Fund
PF Portfolio Optimization Model A Fund
PF Portfolio Optimization Model B Fund
PF Portfolio Optimization Model C Fund
PF Portfolio Optimization Model D Fund
PF Portfolio Optimization Model E Fund